Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES D PREFERRED STOCK

OF

GLYCOGENESYS, INC.

(Pursuant to Section 78.1955 of the Nevada Revised Statutes)

GlycoGenesys, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Articles of Incorporation of the Corporation, the following resolution was adopted by the Board at a meeting of the Board duly held on February 22, 2005, which resolution remains in full force and effect on the date hereof:

RESOLVED, that there is hereby established a series of the Corporation’s authorized Preferred Stock (the “Preferred Stock”) having a par value of $0.01 per share, which series shall be designated as “Series D Preferred Stock” (the “Series D Preferred Stock”) and shall consist of Eleven Thousand (11,000) shares. The shares of Series D Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” shall mean the common stock of the Corporation, par value $0.01 per share.

“Excess Shares” has the meaning set forth in Section 5(a).

“Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board and the Requisite Holders.

“Initial Issue Date” shall mean the date that shares of Series D Preferred Stock are first issued by the Corporation.

“Liquidation Event” shall mean: (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; (ii) a consolidation or merger of the Corporation with or into any other corporation or corporations which results in the stockholders of the Corporation owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity; (iii) a sale, lease or exchange of all or substantially all of the assets of the Corporation; (iv) the issuance and/or sale by the Corporation in one or a series of related transactions of shares of Common Stock (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein); (v) any other form of acquisition or business combination approved by the Board where the Corporation is the target of such acquisition and where a change in control occurs such that the Person seeking to acquire the Corporation has the power to elect a majority of the Board as a result of the transaction; and (vi) any other liquidity events that the Requisite Holders and the Board mutually agree shall constitute a Liquidation Event; provided, however, that the issuance of (i) Series D Preferred Stock pursuant to the Purchase Agreement or as dividends on such Series D Preferred Stock, or (ii) Common Stock in conversion of the Series D Preferred Stock or the Warrants issued pursuant to the Purchase Agreement, shall not constitute a Liquidation Event.

“Market Price”, as of a particular date (the “Valuation Date”), shall mean the following with respect to any class of listed securities: (A) if such security is then listed on a national stock exchange, the Market Price shall be the average of the closing sale price of one share of such security on such exchange on the ten (10) trading days prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing sale price of such security in the most recent ten (10) trading sessions during which such security has traded; (B) if such security is then included in The Nasdaq Stock Market, Inc., including without limitation the SmallCap Market or the National Market (“Nasdaq”), the Market Price shall be the average of the closing sale price of one share of such security on Nasdaq on the ten (10) trading days prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing sale price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; (C) if such security is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the average of the closing sale price of one share of such security on the Over-the-Counter Bulletin Board on the ten (10) trading days prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing sale price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; or (D) if such security is then included in the “pink sheets,” the Market Price shall be the average of the closing sale price of one share of such security on the “pink sheets” on the ten (10) trading days prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing sale price of one share of such security in the most recent ten (10) trading sessions during which such security has traded.

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Purchase Agreement” shall mean that certain Purchase Agreement, dated as of March 4, 2005, by and among the Corporation and the investors signatory thereto (the “Investors”) pursuant to which, among other things, the Investors have agreed to purchase shares of Series D Preferred Stock.

“Requisite Holders” shall mean the holders of at least two-thirds of the then outstanding number of shares of Series D Preferred Stock.

“Senior Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

“Series A Preferred Stock” shall mean the Corporation’s Series A Preferred Stock, par value $0.01 per share.

“Series B Preferred Stock” shall mean the Corporation’s Series B Preferred Stock, par value $0.01 per share.

“Series C Preferred Stock” shall mean the Corporation’s Series C Preferred Stock, par value $0.01 per share.

“Series D Stated Value” shall mean, with respect to each share of Series D Preferred Stock, One Thousand Dollars ($1,000.00), which Series D Stated Value shall be subject to appropriate adjustment from time to time in the event of any stock dividend (other than the Series D Preferred Dividends), stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series D Preferred Stock.

“Voting Share” has the meaning set forth in Section 5(a).

2. Designation; Preference and Ranking. The Series D Preferred Stock shall consist of Eleven Thousand (11,000) shares. The preferences of each share of Series D Preferred Stock with respect to dividend payments and distributions of the Corporation’s assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of Series D Preferred Stock from time to time outstanding in every respect. The Series D Preferred Stock shall rank junior to the Senior Preferred Stock and senior to the Series C Preferred Stock, the Common Stock and all other now or hereafter existing classes and series of capital stock of the Corporation, as to the payment of dividends and the distribution of assets upon any Liquidity Event.

3. Dividend Rights. (a) Subject to the rights of the holders of the Senior Preferred Stock, each holder of Series D Preferred Stock, in preference and priority to the holders of all other classes of stock, shall be entitled to receive, with respect to each share of Series D Preferred Stock then outstanding and held by such holder of Series D Preferred Stock, dividends, commencing from the date of issuance of such share of Series D Preferred Stock, at the rate of eight percent (8%) per annum of the Series D Stated Value (the “Series D Preferred Dividends”). The Series D Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of January, April, July and October in each year. The Series D Preferred Dividends shall be paid to each holder of Series D Preferred Stock, at the Corporation’s election, out of legally available funds or through the issuance of such number of shares of Series D Preferred Stock determined by dividing the amount of the total accrued but unpaid dividends then outstanding on such holder’s shares of Series D Preferred Stock by the Series D Stated Value (rounded up to the nearest one-hundredth of one whole share of Series D Preferred Stock); provided, however, the number of shares of Series D Preferred Stock that may be issued as a dividend upon the Corporation’s election under this sentence shall be limited (i) if and to the extent that the Corporation shall have received written advice from the Nasdaq that such issuance would result in a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B), as amended from time to time (“NASD Rule 4350(i)(1)(B)”) or (ii) if and to the extent such issuance would result in the issuance of more than 19.99% of the Common Stock outstanding as of the Initial Issue Date, for the purposes of the Nasdaq Marketplace Rule 4350(i)(1)(D), as amended from time to time (“NASD Rule 4350(i)(1)(D)”); provided, further, however, if the immediately preceding proviso shall in fact limit the issuance of any shares of Series D Preferred Stock in payment of a given dividend, then the Corporation’s election to pay such dividend in shares of Series D Preferred Stock shall be ineffective to the extent of such limitation, and such dividend shall instead thereupon be paid in cash by the Corporation out of legally available funds. Any election by the Corporation to pay dividends in cash or shares of Series D Preferred Stock shall be made uniformly with respect to all outstanding shares of Series D Preferred Stock for a given dividend period.

(b) Subject to the rights of the holders of Senior Preferred Stock, no dividends shall be paid on any Common Stock of the Corporation or any other capital stock of the Corporation (other than Senior Preferred Stock) during any fiscal year of the Corporation until all outstanding Series D Preferred Dividends (with respect to the current fiscal year and all prior fiscal years) shall have been paid or declared and set apart for payment to the holders of Series D Preferred Stock.

(c) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation (other than the Senior Preferred Stock), the Corporation shall, at the same time, pay to each holder of Series D

Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series D Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends, subject to the limitations on conversion set forth in Section 6(j) below.

4. Liquidation Rights. (a) Subject to the rights of the holders of the Senior Preferred Stock, upon the occurrence of a Liquidation Event, the holders of Series D Preferred Stock shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, or any other class of capital stock of the Corporation (other than Senior Preferred Stock), an amount equal to the Series D Stated Value for each share of Series D Preferred Stock then held by such holder, plus an amount equal to all declared but unpaid dividends, and all accrued but unpaid dividends set forth in Section 3(a) above, on each such share of Series D Preferred Stock (the “Liquidation Preference Payment”). Subject to the rights of the holders of the Senior Preferred Stock, if, upon the occurrence of any such Liquidation Event, the assets and funds to be distributed among the holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference Payment, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series D Preferred Stock in proportion to the Liquidation Preference Payment each such holder is entitled to receive, and no assets of the Corporation shall be distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation in respect of such Common Stock or any such other stock (other than Senior Preferred Stock) unless and until the Liquidation Preference Payment payable to all holders of the Series D Preferred Stock has been indefeasibly paid in full.

(b) After payment of the full Liquidation Preference Payment to the holders of the Series D Preferred Stock as set forth in Section 4(a) above and subject to any other distribution that may be required with respect to any future series of Preferred Stock that may from time to time come into existence, the remaining assets and funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the holders of the Series D Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event and the Common Stock, with the holders of the Series D Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible, subject to the limitations set forth in Section 6(j) below.

(c) Distributions Other than Cash. Whenever the distributions provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series D Preferred Stock, based on the number of shares of Series D Preferred Stock held by each such holder.

(d) Nothing in this Section 4 shall affect in any way the right of each holder of Series D Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 6 hereof prior to the consummation of any such Liquidation Event.

5. Voting Rights; Protective Provisions.

(a) (i) Except as otherwise provided herein or as required by applicable law, the holders of Series D Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series D Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the by-laws of the Corporation. As to any matter on which the holders of Series D Preferred Stock shall be entitled to vote, each holder of Series D Preferred Stock shall have a number of votes per share of Series D Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series D Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 6 hereof (subject to the limitations on conversion set forth in Section 6(j) below).

(ii) Notwithstanding anything in Section 5(a)(i) to the contrary, no holder of Series D Preferred Stock shall vote, or cause to be voted (by means of proxy, voting trust, voting agreement or otherwise), on any matter on which the holders of Series D Preferred Stock vote together with the holders of the Common Stock (and any other class or series of capital stock of the Corporation) as a single class, more than the number of shares of Common Stock in respect of such holder’s shares of Series D Preferred Stock that exceeds the quotient of (x) the aggregate Series D Stated Value of such holder’s shares of Series D Preferred Stock divided by (y) the closing bid price of the Common Stock on the Initial Issue Date (the “Voting Shares”). Notwithstanding the foregoing, nothing in this Section 5(a)(ii) shall restrict any holder of Series D Preferred Stock from voting or causing to be voted at any meeting of stockholders of Corporation or in any action by written consent of stockholders of the Corporation any shares of Series D Preferred Stock (including, without limitation, any Excess Shares (as defined below)) on any matter upon which the holders of Series D Preferred Stock are voting as a separate class, solely to the extent such holders of Series D Preferred Stock are voting as a separate class. Any Excess Shares held by a holder of Series D Preferred Stock and not voted pursuant to the provisions of this Section 5(a) (and any Excess Shares voted in contravention of the provisions of this Section 5(a)) shall be deemed to be abstentions and shall be counted for purposes of determining whether or not a quorum exists at any meeting of stockholders of the Corporation. For purposes of this Section 5(a), the term “Excess Shares” means, with respect to any holder of Series D Preferred Stock at any time, the number of shares of Series D Preferred Stock constituting the difference obtained by subtracting (i) the number of shares of Series D Preferred Stock to which the Voting Shares relate held by such holder from (ii) the total number of shares of Series D Preferred Stock held by such holder. Notwithstanding the foregoing, nothing in this Section 5(a) shall restrict or otherwise effect the right of any holder of Series D Preferred Stock to vote (or give its consent in respect of) any outstanding shares of Common Stock, whether acquired upon conversion of the Series D Preferred Stock or otherwise.

(iii) Notwithstanding anything in Section 5(a)(i) to the contrary, no holder of Series D Preferred Stock shall vote, or cause to be voted (by means of proxy, voting trust, voting agreement or otherwise), its shares of Series D Preferred Stock or any shares of Common Stock issued as a result of the conversion or redemption of the Series D Preferred Stock on the “Proposal” (as such term is defined in the Purchase Agreement).

(b) The Corporation shall not, without the affirmative vote or written consent of the Requisite Holders, directly or indirectly, by amendment to the Corporation’s Articles of Incorporation, merger or otherwise, take any of the following actions or agree to take any of the following actions:

(1) amend, alter or repeal any of the provisions of this Certificate of Designations, or in any way change the preferences, privileges, rights or powers with respect to the Series D Preferred Stock or reclassify any class of stock, including, without limitation, by way of merger or consolidation;

(2) authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock), (B) rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or (C) any debt security which by its terms is convertible into or exchangeable for any capital stock or has any other equity feature or any security that is a combination of debt and equity, which capital stock, in each case, is senior to or pari passu with the Series D Preferred Stock;

(3) increase the number of authorized shares of Series D Preferred Stock or authorize the issuance of or issue any shares of Series D Preferred Stock (other than an issuance in connection with the payment of Series D Preferred Dividends in accordance with Section 3 hereof or pursuant to the Purchase Agreement);

(4) agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of Series D Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the Series D Preferred Stock;

(5) redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or analogous fund for the redemption, purchase or acquisition of any shares of capital stock of the Corporation (except with respect to (i) the repurchase of shares of Common Stock held by employees, officers or directors of the Corporation pursuant to the terms of a Board approved equity incentive plan, (ii) the repurchase or redemption of the Series D Preferred Stock in accordance with the terms of this Certificate of Designations, or (iii) any Senior Preferred Stock; or

(6) agree to do any of the foregoing.

As to any matter on which the holders of Series D Preferred Stock shall be entitled to vote in accordance with this Section 5(b), each holder of Series D Preferred Stock shall have one vote for each share of Series D Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders.

6. Conversion. The holders of shares of Series D Preferred Stock shall have the following conversion rights:

(a) (i) Subject to the terms and conditions of this Section 6, the holder of any share or shares of Series D Preferred Stock shall have the right, at its option at any time prior to the Mandatory Redemption Date (which right of conversion shall extend beyond the Mandatory Redemption Date if the Corporation shall fail to timely redeem the shares of Series D Preferred Stock in accordance with Section 7(a)), to convert any such shares of Series D Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (A) multiplying the number of shares of Series D Preferred Stock to be converted by the Series D Stated Value and adding to such product the amount of any accrued but unpaid dividends with respect to such shares of Series D Preferred Stock to be converted; and (B) dividing the result obtained pursuant to clause (A) above by the Series D Conversion Price then in effect. The “Series D Conversion Price” shall initially be $1.00, and shall be subject to adjustment from time to time in accordance with the provisions of this Section 6. The rights of conversion set forth in this Section 6 shall be exercised by any holder of Series D Preferred Stock by giving written notice to the Corporation that such holder elects to convert a stated number of shares of Series D Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares of Series D Preferred Stock so to be converted (or, in lieu thereof, by delivery of a lost stock affidavit, including full indemnification of the Corporation, in the event such certificate or certificates have been lost or destroyed) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series D Preferred Stock) at any time on the date set forth in such notice (which date shall not be earlier than the Corporation’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(ii) From and after the first anniversary of the Initial Issue Date, the Corporation shall have the right, upon written notice to all, but not less than all, of the holders of Series D Preferred Stock (the “Forced Conversion Notice”), to force each holder of Series D Preferred Stock to convert all of its outstanding shares of Series

D Preferred Stock into Common Stock in accordance with Section 6(a)(i) if, and only, if (i) the registration statements covering the shares of Common Stock underlying the Series D Preferred Stock and the shares of Common Stock underlying the Warrants issued pursuant to the Purchase Agreement is then effective, (ii) no stop order with respect to such registration statements is then in effect or, to the Corporation’s actual knowledge, is imminent, (iii) the Corporation’s securities are then listed for trading on the Nasdaq or a national securities exchange or the over-the-counter market, and all such underlying shares are qualified for listing on the Nasdaq or such other exchange or market, (iv) the closing sale price of the Common Stock is equal to or greater than $1.75 (which shall be subject to appropriate adjustment from time to time in the event of any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Common Stock) for a period of twenty (20) consecutive trading days immediately preceding the Forced Conversion Notice, and (v) the aggregate volume during such 20-trading-day period exceeded 1,000,000 shares.

(b) Promptly after receipt of the written notice referred to in Section 6(a)(i) above and surrender of the certificate or certificates for the share or shares of Series D Preferred Stock to be converted (or, in lieu thereof, by delivery of a lost stock affidavit, including full indemnification of the Corporation, in the event such certificate or certificates have been lost or destroyed), but in no event more than four (4) Business Days thereafter, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of Series D Preferred Stock, registered in such name or names as such holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series D Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Series D Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares of Series D Preferred Stock shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost stock affidavit has been delivered to the Corporation), and at such time, the rights of the holder of such share or shares of Series D Preferred Stock shall cease with respect to the shares of Series D Preferred Stock being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) No fractional shares of Common Stock shall be issued upon any conversion of shares of Series D Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series D Preferred Stock for conversion an amount in cash equal to the Market Price of such fractional share of Common Stock. In case the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) above exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(d) Except as provided in Section 6(e) below, if and whenever the Corporation shall issue or sell, or is, in accordance with Sections 6(d)(1) through 6(d)(5) hereof, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Series D Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”), effective as of the close of business on the effective date of the Trigger Issuance the then-existing Series D Conversion Price shall be reduced to the lowest price per share at which any share of Common Stock was issued or sold or deemed to be issued or sold in such Trigger Issuance.

For purposes of this Section 6(d), the following subsections (d)(l) to (d)(5) shall be applicable (subject, in each such case, to the provisions of Section 6(e) hereof):

(d)(1) In case at any time after the date hereof the Corporation shall in any manner grant, issue or sell any stock or security convertible into or exchangeable for Common Stock (“Convertible Securities”) or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any Convertible Securities (such warrants, rights or options being called “Options”), whether or not the right to convert, exchange or exercise any such Convertible Securities or such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities or upon the exercise of such Options (determined by dividing (i) the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities or the granting of such Options, plus (y) the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities or the exercise of all such Options, plus (z), in the case of such Options to purchase Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares (assuming the then current conversion price or exercise price) of Common Stock issuable upon the conversion or exchange of all such Convertible Securities, or upon the exercise of such Options, or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options), shall be less than the Series D Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities or the granting of such Options, then the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities, or the exercise of such Options, or upon the conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities or the granting of such Options (including Options to purchase Convertible Securities) and thereafter shall be deemed to be outstanding for purposes of adjusting the Series D Conversion Price. Except as otherwise provided in Section 6(d)(2), no additional adjustment of the Series D Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities or upon exercise of such Options.

(d)(2) If the purchase price provided for in any Option referred to in Section 6(d)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 6(d)(l), or the rate at which Convertible Securities referred to in Section 6(d)(l) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), then the Series D Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series D Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series D Conversion Price then in effect hereunder is thereby reduced. On the termination of any Option for which an adjustment was made pursuant to this Section 6(d) or any right to convert or exchange Convertible Securities for which an adjustment was made pursuant to this Section 6(d), the Series D Conversion Price then in effect hereunder shall forthwith be changed to the Series D Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(d)(3) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, after deduction of any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

(d)(4) In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold, upon date of the granting of such right of subscription or purchase. Notwithstanding the foregoing, no anti-dilution adjustment provided for in this Section 6 shall be effected with respect to any transaction for which a record date is set by the Corporation if the transaction is abandoned by the Corporation prior to the time such transaction becomes effective.

(d)(5) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issuance or sale of Common Stock for the purpose of this Section 6(d).

(e) Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series D Conversion Price in the case of the following issuances of shares of Common Stock from and after the Initial Issue Date: (i) issuances upon the exercise of any Options or Convertible Securities granted, issued and outstanding on the Initial Issue Date; (ii) issuances upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Corporation in existence on the Initial Issue Date, so long as the issuance of such stock or options is approved by a majority of the independent members of the Board or a majority of the members of a committee of independent directors established for such purpose; (iii) issuances of securities as consideration for a merger or consolidation with, or purchase of assets from, a non-Affiliated third party or in connection with any strategic partnership, joint venture or similar transaction with a non-Affiliated third party with which the Corporation will enter into technology or development agreement(s) (the primary purpose of any such action is not to raise capital); (iv) shares of Common Stock issuable upon conversion of Series D Preferred Stock or as payment-in-kind dividends on the Series D Preferred Stock in accordance with the terms hereof; (v) shares of Common Stock issued or issuable upon conversion of Senior Preferred Stock in accordance with the terms of such Senior Preferred Stock; (vi) shares of Common Stock issued or issuable upon exercise of the Warrants issued pursuant to the Purchase Agreement; and (vii) shares of Common Stock issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution for which an equitable adjustment is provided for in Sections 6(f), (g), (h) or (i) below.

(f) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Series D Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series D Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(g) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Series D Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(h) If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 6, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person), then and in each such event the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person, then, as a part of such merger, or consolidation or sale, provision shall be made so that holders of Series D Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series D Preferred Stock immediately prior to such merger, consolidation or sale, without regard to any conversion limitation specified in Section 6(j). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series D Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 6, including adjustment of the Series D Conversion Price then in effect for the Series D Preferred Stock and the number of shares issuable upon conversion of the Series D Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(j) (1) Unless and until the Corporation shall have obtained Stockholder Approval (as defined in the Purchase Agreement), notwithstanding anything in this Section 6 to the contrary, a holder Series D Preferred Stock shall not be entitled to vote or convert its shares of Series D Preferred Stock (i) if and to the extent the Corporation shall have received written advice from Nasdaq that such voting or conversion would result in a change of control (within the meaning of NASD Rule 4350(i)(1)(B)), or (ii) if and to the extent that such voting conversion would result in the issuance of more than 19.99% of the Corporation’s Common Stock outstanding as of the Initial Issue Date, for purposes of NASD Rule 4350(i)(1)(D).

(2) Notwithstanding anything herein to the contrary, in no event shall a holder of Series D Preferred Stock be entitled to vote, convert or receive distributions pursuant to Section 4(b) above in respect of, any portion of the Series D Preferred Stock so held by such holder in excess of that portion upon voting, conversion or receipt of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through ownership of the unconverted shares of Series D Preferred Stock or the unexercised or unconverted portion of any other security of the holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of that portion of the Series D Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its Affiliates of more than 4.9% of the then outstanding shares of Common Stock. The waiver by a holder of Series D Preferred Stock of any limitation contained in an Option or Convertible Security now or hereafter held by such holder that is similar or analogous to the limitations set forth in this Section 6(j) shall not be deemed a waiver or otherwise effect the limitation set forth in this Section 6(j), unless such waiver expressly states it is a waiver of the provisions of this Section 6(j). For purposes of this Section 6(j), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Any holder of Series D Preferred Stock may waive the limitations set forth herein by sixty-one (61) days written notice to the Corporation.

(k) Notices of Record Date. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock or any other class or series of capital stock of the Corporation payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of the Corporation any additional shares of stock of any class or other rights; or

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, any Acquisition (as defined in Section 7(c)) or a Liquidation Event;

then, in any one or more of said cases, the Corporation shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to each holder of any shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 10 Business Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (3) of this Section 6(k) and (b) in the case of any event set forth in clause (3) of this Section 6(k), at least 10 Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (3) of this Section 6(k).

(l) Upon any adjustment of the Series D Conversion Price, then and in each such case the Corporation shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to each holder of shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series D Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(m) The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series D Preferred Stock without regard to the limitation set forth in Section 6(j). The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series D Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Series D Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series D Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Articles of Incorporation.

(n) The issuance of certificates for shares of Common Stock upon conversion of Series D Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Preferred Stock which is being converted.

(o) The Corporation will at no time close its transfer books against the transfer of any Series D Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred Stock in any manner which interferes with the timely conversion of such Series D Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(p) If, at any time, the Corporation shall issue any class or series of capital stock, or adjust the rights of any now or hereafter existing class or series of capital stock, so that the powers, designations, preferences and rights thereof are in any way superior to the then existing powers, designations, preferences and rights of the Series D Preferred Stock, then, and in each such instance, the then outstanding shares of Series D Preferred Stock shall, automatically and without further action or deed by the Corporation or any holder of such Series D Preferred Stock, be adjusted to have such superior powers, designations, preferences and rights, which adjustment shall be immediately effective. The Corporation shall cause this Certificate of Designation to be amended as appropriate, but such amendment shall not be a pre-requisite to the effectiveness of any adjustment required by this Section 6(p). At least thirty (30) days in advance thereof, the Corporation shall provide written notice to the holders of the Series D Preferred Stock of any issuance or adjustment giving rise to an adjustment to the Series D Preferred Stock hereunder. Nothing in this Section 6(p) shall give the Corporation the right to effect any issuance or adjustment to any other class or series of capital stock that is otherwise prohibited or limited by this Certificate of Designations. The Corporation shall not take any action that impairs, restricts or otherwise compromises the rights of, or the Corporation’s ability to perform its obligations with respect to, the Series D Preferred Stock and the holders thereof.

7. Redemption.

(a) Mandatory Redemption by the Corporation. On the fourth (4th) anniversary of the Initial Issue Date (the “Mandatory Redemption Date”), the Corporation shall redeem all of the outstanding and unconverted shares of Series D Preferred Stock for an amount equal to the aggregate Liquidation Preference Payment for such shares (the “Mandatory Redemption Payment”), which Mandatory Redemption Payment shall be paid, at the Corporation’s option, either (i) in cash, from funds legally available therefor, or (ii) in shares of Common Stock valued, for this purpose, at ninety percent (90%) of the twenty (20) day average VWAP (as defined below) of the Common Stock for the twenty (20) trading days immediately preceding the Mandatory Redemption Date; provided, that, the Corporation may only elect to pay the Mandatory Redemption Payment in shares of Common Stock if the limitations on conversion set forth in Section 6(j)(1) hereof are no longer in effect on the Mandatory Redemption Date. The term “VWAP” shall mean the volume weighted average price and is calculated, for each trading day, by adding up the dollars traded for every transaction (price multiplied by the number of shares traded) during such trading day and then dividing such result by the total number of shares traded for such trading day. On the Mandatory Redemption Date, the Corporation shall deliver to each such holder the aggregate Mandatory Redemption Payment applicable to each such holder’s shares of Series D Preferred Stock either in lawful money of the United States or, unless prohibited by the immediately preceding sentence, shares of Common Stock. Following receipt by the holders of Series D Preferred Stock of the Mandatory Redemption Payment and any interest, if any, due and owing to the holders pursuant to the immediately following paragraph, all shares of

Series D Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated Preferred Stock and all certificates evidencing such shares shall immediately become null and void. Any election by the Corporation to pay the Mandatory Redemption Payment in cash or shares of Common Stock shall be made uniformly with respect to all outstanding shares of Series D Preferred Stock.

If any portion of the applicable Mandatory Redemption Payment under the first paragraph of Section 7(a) shall not be paid (whether in cash or, if not prohibited hereunder, by delivery of certificates for the applicable number of shares of Common Stock) by the Corporation within seven (7) Business Days of the Mandatory Redemption Date, interest shall accrue thereon at the rate of 15% per annum until the Mandatory Redemption Payment plus all such interest is indefeasibly paid in full (which amount shall be paid as liquidated damages and not as a penalty).

(b) Optional Redemption Due to Breach. Each Investor (and any transferee of shares of Series D Preferred Stock from an Investor) shall have the right, upon written notice to the Corporation (a “Breach Notice”) at any time following a Breach (as defined below), to require the Corporation to redeem all, but not less than all, of the shares of Series D Preferred Stock held by such Investor (or such transferee) for cash, from funds legally available therefor, in an amount equal to the aggregate Liquidation Preference Payment for such shares held by such Investor (or such transferee) (the “Optional Breach Redemption Payment”). Within five (5) Business Days following receipt of a Breach Notice from an Investor (or any transferee of shares of Series D Preferred Stock from an Investor), the Corporation shall deliver to such Investor (or any such transferee), the aggregate Optional Breach Redemption Payment applicable to such Investor’s (or transferee’s) shares of Series D Preferred Stock in lawful money of the United States of America. Following receipt by such Investor (or transferee) of the Optional Breach Redemption Payment applicable to such Investor’s (or transferee’s) shares of Series D Preferred Stock and any interest, if any, due and owing pursuant to the immediately following sentence, all shares of Series D Preferred Stock held by such Investor (or transferee) shall cease to be outstanding and shall have the status of authorized but undesignated Preferred Stock. If any portion of the applicable Option Breach Redemption Payment shall not be paid by the Corporation within five (5) Business Days following receipt of a Breach Notice, interest shall accrue thereon at the rate of 15% per annum until the Optional Breach Redemption Payment plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The term “Breach” shall mean the occurrence of any one of the following events: (i) the Corporation notifies any holder of Series D Preferred Stock that the Corporation does not intend to comply with proper requests for conversion of shares of Series D Preferred Stock in accordance with Section 6 hereof; (ii) the Corporation shall fail to deliver, within the requisite time period set forth in Section 6(b), shares of Common Stock to any holder of Series D Preferred Stock upon conversion of all or a portion of such holder’s shares of Series D Preferred Stock; (iii) any material representation or warranty made by the Corporation in the Purchase Agreement or in any of the other Transaction Documents (as defined in the Purchase Agreement) shall not be true and correct at the time made; or (iv) the Corporation shall breach any material covenant or any other material term of condition of the Purchase Agreement or any other Transaction Document which such breach has not been cured within 10 days of notice.

(c) Optional Redemption Due to an Acquisition. Each holder of Series D Preferred Stock shall have the right, by written notice to the Corporation at least five (5) Business Days prior to the effective date of any Acquisition, to require the Corporation to redeem all, or a portion, of the outstanding shares of Series D Preferred Stock held by such holder for an amount in cash, payable immediately prior to or concurrently with the closing of such Acquisition, equal to the greater of (i) the fair market value of the shares of Series D Preferred Stock to be redeemed from such holder (taking into account the aggregate Market Price of the shares of Common Stock issuable upon conversion of the shares of Series D Preferred to be redeemed from such holder, without regard to any limitation on conversion) or (ii) one hundred fifteen percent (115%) of the aggregate Liquidation Preference Payment with respect to the shares to be redeemed from such holder (the “Optional Acquisition Redemption Price”). The Corporation shall give written notice (the “Acquisition Notice”) to the holders of Series D Preferred Stock at least fifteen (15) Business Days prior to the consummation of any Acquisition. Such Acquisition Notice shall describe the material terms and conditions of such Acquisition and the rights of the holders of Series D Preferred Stock pursuant to this Section 7(c), and the Corporation shall give such holders written notice of any material changes within two (2) Business Days of such change. Following receipt of the Optional Acquisition Redemption Price by a holder of Series D Preferred Stock who has requested redemption of such holder’s shares pursuant to this Section 7(c), all shares of Series D Preferred Stock held by such Investor (or transferee) shall cease to be outstanding and shall have the status of authorized but undesignated Preferred Stock. The term “Acquisition” shall mean the occurrence of any one of the following transactions: (1) a consolidation or merger of the Corporation with or into any other corporation or corporations which results in the stockholders of the Corporation owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity; (2) a sale of all or substantially all of the assets of the Corporation; (3) the issuance and/or sale by the Corporation in one or a series of related transactions of shares of Common Stock (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised); and (4) any other form of acquisition or business combination approved by the Board of Directors of the Corporation where the Corporation is the target of such acquisition and where a change in control occurs such that the Person seeking to acquire the Corporation has the power to elect a majority of the Board as a result of the transaction.

8. Amendment. This Certificate of Designations may only be amended with the prior written consent of the Requisite Holders. The Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation shall have obtained the written consent to such amendment, action or omission to act, of the Requisite Holders.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of the 7th day of March, 2005.

GLYCOGENESYS, INC.

/s/ Bradley J Carver
Name: Bradley J Carver
Title: President and CEO

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